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                    WESTERFED FINANCIAL CORPORATION ANNOUNCES
                      EFFECT OF RECENT FEDERAL LEGISLATION


         Missoula, Montana -- October 14, 1996 -- WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Federal Savings Bank of Montana (the "Bank"), announced that the recently passed Federal legislation which affects all savings associations nationwide and is designed to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC will result in a one-time charge to the Company's first quarter earnings.

         President/Chief Executive Officer Lyle R. Grimes stated that the legislation requires a special one-time assessment of approximately 65.7 cents per $100 of SAIF insured deposits held by the Bank at March 31, 1995. Management currently anticipates that the one-time special assessment will result in a tax affected charge to earnings of approximately $1.4 million during the first quarter ended September 30, 1996 of fiscal year 1996-97. The legislation is intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits will be charged the same FDIC premiums after the year 1999.

         Management anticipates that deposit insurance premiums in future quarters will be significantly reduced from the current premium range applicable to SAIF deposits. For calendar years 1997 through 1999, an annual assessment of approximately 6.5 cents (versus a current annual SAIF insurance premium of 23 cents) per $100 of insured deposits, will be assessed upon SAIF insured deposits. Accordingly, beginning January 1, 1997, the annual after tax decrease in premiums is expected to be approximately $365,000 for the Bank based on the June 30, 1996 SAIF assessment base.

         WesterFed Financial Corporation's only subsidiary, Western Federal Savings Bank of Montana is Montana's largest savings bank and has been serving Montana for 85 years, operating nineteen branch offices and one loan servicing center in the following Montana cities: Missoula, Hamilton, Helena, East Helena, Bozeman, Great Falls, Conrad, Lewistown, Miles City, Hardin and Billings.


CONTACT:             Dale W. Brevik, Vice President/Marketing
                     James A. Salisbury, Treasurer/Chief Financial Officer
                     (406) 721-5254